UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 30, 2012
Date of Report (Date of earliest event reported)

PLURES TECHNOLOGIES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	1-12312	95-3880130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5297 Parkside Drive
Canandaigua, NY 14424
(Address of principal executive offices) (Zip Code)

(585) 905-0554
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

  Burton Weinstein has been elected a director of the Company effective September 30, 2102 for the period ending December 31, 2012.  Mr. Weinstein is a managing director of Cedarview Opportunities Master Fund LP ("Cedarview"), an investor in the common stock of the Company.  Since January 1, 2011, Cedarview has invested approximately $700,000 in the common stock of the Company and Mr. Weinstein has invested approximately $75,000 in the common stock of the Company.  In addition Cedarview is in the process of advancing approximately $250,000 to the Company for working capital purposes, ultimately in exchange for a 12 month, 10% secured note convertible into common stock at $3.00 per share and a warrant to purchase an equivalent amount of common stock.  Mr. Weinstein has a majority interest in Cedarview.  Mr. Weinstein was elected a director as a representative of Cedarview.

Item 8.01      Other Events

In the Company's Report on Form 10-Q for the period ended June 30, 2012, filed on or about August 14, 2012, the Company indicated that it believes that, existing cash and additional equity or debt financing being sought in the amount of approximately $2 million would be adequate to support its planned level of operations for at least the next 12 months. The Company estimates it will need an additional approximately $1.0 million for equipment, in addition to the $2 million set forth above during 2012.

The Company has obtained funding in the form of discretionary loans from certain of its investors and management, which are designed to meet the Company's month to month needs.  The lenders are receiving 10% notes which are expected to be exchanged for twelve month 10% secured notes convertible into common stock of the Company at $3.00 per share and warrants to purchase an equivalent amount of common stock of the Company, which when entered into, will be reported on Form 8-K.  The Company plans to raise additional equity financing over the next twelve months in order to fund growth and ongoing operations, of which there can be no assurance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date October 2, 2012	Plures Technologies, Inc.

By: /s/ David R. Smith
David R. Smith
CEO